EXHIBIT 99.5


                              NOTICE OF ASSIGNMENT
                              --------------------

                            Superb Area, Saskatchewan
                           Twp. 33, Rge. 24 W3M: W 21
                            Twp. 33, Rge. 25 W3M: 36
                 (General land description, for reference only)

         WHEREAS, by agreement ("Transfer Agreement") dated August ___, 2001 Westlinks Resources Ltd., as Assignor, transferred and conveyed effective August 1, 2001 ("Transfer Date") an interest in property as more fully described below to NuWay Resources of Canada, Ltd., as Assignee; and

         WHEREAS, Assignor and one or more parties ("Third Party") are subject to and bound by that certain Joint Operating Agreement dated May 8, 2001 made between, by or among BreAlta Energy Inc. and Lynch Oil Ltd. as may have been amended, affecting the land or property therein described ("Master Agreement"); and

         WHEREAS, in accordance with the terms and provisions of the Master Agreement, Assignor and Assignee intend to serve notice to current Third Party to the Master Agreement of the transfer and conveyance as described in the Transfer Agreement.

         NOW THEREFORE THIS NOTICE OF ASSIGNMENT WITNESSES THAT in consideration of the mutual advantages and benefits accruing to the parties hereto, notice is hereby given, as follows:

1.       Assignor:

                  Westlinks Resources Ltd.

2.       Assignee:

                  NuWay Resources of Canada, Ltd.
                  c/o Macleod Dixon LLP
                  Barristers & Solicitors
                  3700, 400 - 3rd Avenue S.W.
                  Calgary, Alberta     T2P 4H2

                  Attention:  Mary Lou McDonald

3.       Current Third Party to Master Agreement:

                  Lynch Oil Ltd.

4.       Assigned Interest:  (Check A or B below):

         [ ] A. Transfer Agreement covers 100% of Assignor's entire undivided right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator ("Assigned Interest"); OR

         [X] B. Transfer Agreement covers a portion of Assignor's right, title and interest in the Master Agreement but shall not include rights of the Assignor as operator ("Assigned Interest"). In the event Alternative B is checked, the following is the legal description of all lands and interests transferred and conveyed in the Transfer Agreement (attached schedule if more space is needed):

                     Lands                                  Vendor's Interest
                 (Rights Held)                                Being Assigned
                 -------------                                --------------
               Twp. 33, Rge. 24 W3M: W/2 Sec. 21           Undivided 30% W.I.
               (PNG to base Mannville)
               Twp. 33, Rge. 25 W3M: Sec. 36               Undivided 30% W.I.
               (PNG to base Mannville)

5. Subject to Clause 7 of this Notice of Assignment, Assignor and Assignee, in accordance with the terms of the Transfer Agreement, acknowledge that:

         (i) Assignor has transferred and conveyed the Assigned Interest to the Assignee as of the Transfer Date; and

         (ii) Assignee agrees to replace Assignor, on and after the Transfer Date, as a party to the Master Agreement with respect to the Assigned Interest; and

         (iii) Assignee agrees to be bound by and observe all terms, obligations and provisions in the Master Agreement with respect to the Assigned Interest on and after the Transfer Date.

6. Subject to the terms and provisions of the Transfer Agreement, Assignee on and after the Transfer Date:

         (i) discharges and releases Assignor from the observance and performance of all terms and covenants in the Master Agreement and any obligations and liabilities which arise or occur under the Master Agreement with respect to the Assigned Interest; and

         (ii) does not release and discharge Assignor from any obligation or liability which had arisen or accrued prior to the Transfer Date or which does not relate to the Assigned Interest.

7. Assignee and Assignor agree that in all matters relating to the Master Agreement with respect to the Assigned Interest, subsequent to the Transfer Date and prior to the Binding Date, Assignor acts as trustee for and duly authorized agent of Assignee, and Assignee, for the benefit of the Third Party, ratifies, adopts and confirms all acts or omissions of Assignor in such capacity as trustee and agent.

8. This Notice of Assignment shall become binding on all parties to the Master Agreement on the first day of the second calendar month following the month this notice is served on Third Party in accordance with the terms of the Master Agreement ("Binding Date"). In addition, Assignor and Assignee agree that they shall be solely responsible for any adjustment between themselves with respect to the Assigned Interest as to revenues, benefits, costs, obligations or indemnities which accrue prior to the Binding Date.

9. Assignor represents and certifies that this Notice of Assignment and its service are in compliance with all the terms and provisions of the Master Agreement.

         IN WITNESS WHEREOF this Notice of Assignment has been duly executed by the Assignor and Assignee on the date indicated for each below:


WESTLINKS RESOURCES LTD.                    NUWAY RESOURCES OF CANADA, LTD.
(Assignor)                                  (Assignee)



Per:                                        Per:
    --------------------------------            --------------------------------

Date:                                       Date:
      ------------------------------              ------------------------------

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